Exhibit 99.1

Investor Contacts:
Jeffrey Goldberger / Garth Russell
KCSA Strategic Communications
   jgoldberger@kcsa.com / grussell@kcsa.com
(212)-896-1249 / (212)-896-1250

Vapor Corp. and Vaporin Complete Merger

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Completes $3.5MM equity financing

DANIA BEACH, FL – March 5, 2015 -- Vapor Corp. (NASDAQ CM: VPCO; “Vapor”, the “Company”), a U.S. based distributor and retailer of vaporizers, e-liquids, and electronic cigarettes, and Vaporin, Inc. (OTCQB:  VAPO) today announced the completion of a previously announced merger of the two companies.

Per the terms of the agreement, Vapor issued 13,591,549 shares of common stock to Vaporin shareholders, assumed Vaporin’s restricted stock units and warrants and simultaneously completed a $3.5 million equity financing in conjunction with the closing of the transaction.

“This merger brings together a number of operating strengths that we expect to leverage to drive growth, including a national distribution network, expanded retail operations and management teams with a proven record of success,” stated Jeffrey Holman, Chief Executive Officer of Vapor Corp, who will lead the new company.

“Through this merger we expect to capitalize on the success of ‘The Vape Store’ brand, which provides us with a superior retail model to further penetrate the $1.2 billion vape shop retail channel.  This strategy mirrors a general shift in customer preferences, as roughly one-third of the $3.5 billion retail purchases in the U.S. occur at vape shops, shifting from c-store, food, drug and mass retail channels,” Mr. Holman continued. “We were one of the first companies to identify this shift and have developed retail strategies, including opening and acquiring more than a dozen vape shops in multiple states across the country.”

“Store-level operating margins are extremely encouraging in our initial ‘The Vape Store’ locations. We believe this store model can be replicated across the country and developed into a national retail presence capable of achieving sustainable, profitable growth,” concluded Mr. Holman.

About Vapor Corp.

Vapor Corp., a NASDAQ company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes.  It is presently the only vaporizer company listed on a major stock exchange (NASDAQ Symbol: VPCO), and recently acquired the retail store chain ‘The Vape Store’ as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products.  The Company’s brands include Krave®, VaporX®, emagine vaporTM and Hookah Stix® and are distributed to, and available at, approximately 50,000 retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company owned brick and mortar retail locations operating under the brands emagine vaporTM and The Vape Store.

Safe Harbor Statement

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to those regarding the merger and equity financing. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to enter into the third financing transactions in connection with the merger, reaction to the merger of Vapor’s customers and employees; the diversion of management’s time on issues relating to the merger; the inability to realize expected cost savings and synergies from the merger of Vapor with Vaporin in the amounts or in the timeframe anticipated; Vapor’s operations and its ability to successfully execute its current business strategy changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; the inability to retain Vapor’s of Vaporin’s customers and employees; or a decline in the economy, as well as the risk factors set forth in Vapor Form 10-K (and as supplemented by Item 1.A. in Vapor’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014). These forward-looking statements are made as of the date of this press release, and Vapor assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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